Exhibit 5.1 PILLSBURY WINTHROP SHAW PITTMAN LLP 2550 Hanover Street Palo Alto, California 94304 March 2, 2022 Invitae Corporation 1400 16th Street San Francisco, California 94103 Re: Registration Statement on Form S-8 Ladies and Gentlemen: We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 11,405,786 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), issuable pursuant to the Company’s 2015 Stock Incentive Plan and the Company’s Employee Stock Purchase Plan (collectively, the “Plans”). We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Very truly yours, /s/ Pillsbury Winthrop Shaw Pittman LLP